EXHIBIT 99.2

Onfolio Holdings Inc. Announces Closing of $13.7 Million Initial Public Offering

NEW YORK, August 30, 2022, (GLOBE NEWSWIRE) – Onfolio Holdings Inc. (“Onfolio” or the “Company”) (NASDAQ: ONFO, ONFOW), a holding company that acquires and manages a diversified portfolio of online businesses across a broad range of verticals, today announced the closing of its previously announced initial public offering of 2,753,750 units, each consisting of one share of common stock (the “Common Stock”) and two warrants (the “Warrants”), each to purchase one share of common stock, at a public offering price of $5.00 per unit, for aggregate gross proceeds of approximately $13.7 million, prior to deducting underwriting discounts, commissions, and other offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 413,063 shares of Common Stock and/or additional Warrants to purchase up to 826,126 shares of Common Stock, in any combinations thereof, at the public offering price per security, less the underwriting discounts and commissions, to cover over-allotments, if any.

The Company’s Common Stock and Warrants began trading on the Nasdaq Capital Market on August 26, 2022, under the symbols “ONFO” and “ONFOW”, respectively.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-264191) was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 25, 2022. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at https://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Onfolio Holdings Inc.

Onfolio acquires and actively manages small websites, including e-commerce sites. The company operates in several online verticals, including pets, arts and crafts, B2B SEO services, and people search. It currently owns or manages 18 websites, including allthingsdogs.com, digitallyapproved.com and mightydeals.com.

Onfolio Holdings Inc. Investor Relations:

Alex Thompson

Gateway Investor Relations

949.574.3860

ONFO@gatewayir.com